Exhibit 99.1

RealD Inc. Announces Preliminary Results of Special Meeting of Shareholders

RealD Shareholders Vote In Favor of Acquisition by Rizvi Traverse Management, LLC

LOS ANGELES (February 24, 2016) - Global visual technology company RealD Inc. (“RealD” or the “Company”) (NYSE: RLD) today announced that the RealD stockholders have approved the previously announced merger agreement pursuant to which an affiliate of Rizvi Traverse Management, LLC will acquire the Company.

Based on the preliminary tabulation of the stockholder vote, approximately 88.69% of the total votes cast, which represents approximately 73.77% of the total shares outstanding of RealD as of the January 14, 2016 record date, were voted in favor of adopting the merger agreement.

The merger is anticipated to close by March 23rd, 2016.

About RealD Inc.

RealD is a leading global licensor of 3D and other visual technologies.  RealD is the world’s most widely used 3D technology and our extensive intellectual property portfolio is used in applications and products that enable a premium viewing experience in the theater, the home and elsewhere.

RealD was founded in 2003 and has offices in Beverly Hills; Boulder; London; Moscow; Shanghai; Hong Kong; and Tokyo.  For more information, please visit our website at www.reald.com.

About Rizvi Traverse Management, LLC

Rizvi Traverse Management, LLC is a leading private equity investor who primarily invests in the media, entertainment and technology sectors. Past investments include ICM, Summit Entertainment, Sesac, Playboy, Twitter, SpaceX, Square and Snapchat. For more information visit www.rizvitraverse.com

Forward-looking Statements

Statements about the expected timing, completion and effects of the proposed merger and all other statements in this document, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. The Company may not be able to complete the proposed merger on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to satisfy the proposed merger’s closing conditions. Factors that may affect the business or financial results of the Company are described in the risk factors included in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2015 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference. The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

© 2016 RealD Inc.  All Rights Reserved.

Investor Contact:

Andrew Greenebaum / Laura Bainbridge

310-829-5400

investors@reald.com

Media Contact:

Will Hammond

424-702-4758

whammond@reald.com